Exhibit 99.1

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Contact: Stephen Purtell Senior Vice President Investor Relations and Treasurer +1-972-595-5180 investors@sftp.com

Short-Term Stockholder Rights Plan Adopted by Six Flags

GRAND PRAIRIE, Texas — March 31, 2020  — Six Flags Entertainment Corporation (NYSE: SIX), the world’s largest regional theme park company and the largest operator of waterparks in North America, today announced that its Board of Directors (the “Board”) has approved the adoption of a short-term (one-year) stockholder rights plan (the “Rights Plan”) to protect stockholder interests, and maximize sustained value for all stockholders.

The company recently became aware of substantial activity in its stock. In addition, the Board has taken note that, in light of the COVID-19 pandemic and recent market events, there has been significant volume and volatility in the trading of company stock. The Board believes that the current trading price of company stock does not reflect the company’s intrinsic value. The Rights Plan is intended to enable the company’s stockholders to realize the long-term value of their investment, ensure that all stockholders receive fair and equal treatment in the event of any proposed takeover of the company, and to guard against tactics to gain control of the company without paying all stockholders an appropriate premium for that control. The Rights Plan applies equally to all current and future stockholders and is not intended to deter offers that are fair and otherwise in the best interest of the company’s stockholders.

The Rights Plan is similar to plans recently adopted by other publicly traded companies. The rights will initially trade with the company’s common stock and will generally become exercisable only if any person (or any persons acting as a group) acquires 10% (or 20% in the case of certain passive investors) or more of the company’s outstanding common stock (the “triggering percentage”). The Rights Plan does not aggregate the ownership of stockholders “acting in concert” unless and until they have formed a group under applicable securities laws. If the rights become exercisable, all holders of rights (other than any triggering person) will be entitled to acquire shares of common stock at a 50% discount or the company may exchange each right held by such holders for one share of common stock. Under the Rights Plan, any person who currently owns more than the triggering percentage may continue to own the shares of common stock but may not acquire additional shares without triggering the Rights Plan. The Rights Plan does not contain any dead-hand, slow-hand, no-hand, or similar feature that limits the ability of a future board of directors to redeem the rights.

The Rights Plan has a one-year term, expiring on March 30, 2021. The Rights Plan may also be terminated, or the rights may be redeemed, prior to the scheduled expiration of the Rights Plan under certain other circumstances.

Additional details regarding the Rights Plan will be contained in a Form 8-K to be filed by the company with the U.S. Securities and Exchange Commission.

About Six Flags Entertainment Corporation

Six Flags Entertainment Corporation is the world’s largest regional theme park company and the largest operator of waterparks in North America, with $1.5 billion in revenue and 26 parks across the United States, Mexico and Canada. For 58 years, Six Flags has entertained millions of families with world-class coasters, themed rides, thrilling waterparks and unique attractions. For more information, visit www.sixflags.com.

Forward Looking Statements

The information contained in this release, other than historical information, consists of forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. These statements may involve risks and uncertainties that could cause actual results to differ materially from those described in such statements. These risks and uncertainties include, among others, (i) the adequacy of cash flows from operations, available cash and available amounts under our credit facilities to meet our future liquidity needs, (ii) our plans and ability to roll out our capital enhancements and planned initiatives in a timely and cost effective manner, (iii) our ability to improve operating results by adopting and implementing a new strategic plan, including strategic cost reductions and organizational and personnel changes, without adversely affecting our business, (iv) our dividend policy and ability and plans to pay dividends on our common stock and to repurchase common stock, including the short- and long-term effects of our dividend policy (v) our planned capital expenditures for 2020 and beyond, (vi) our marketing strategy, (vii) our ongoing compliance with laws and regulations, and the effect of and cost and timing of compliance with newly enacted laws, regulations and accounting policies, (viii) our ability to use cash flow from operations to satisfy our obligations with respect to the Partnership Parks, (ix) our ability to realize profitable future growth and to execute and deliver on our strategic initiatives, (x) our expectations regarding uncertain tax positions, (xi) our expectations regarding our ability to recognize any revenue or profit relating to the development of Six Flags-branded parks in China, (xii) our expectations regarding our deferred revenue growth, (xiii) our operations and results of operations and expected future operational and financial performance and ability to achieve stated performance targets and metrics, including Adjusted EBITDA, (xiv) our objectives regarding recruitment to and composition of our board of directors, (xv) our ability to identify a new chief financial officer, and (xvi) the risk factors or uncertainties listed from time to time in the company’s filings with the Securities and Exchange Commission ("SEC"). In addition, important factors, including factors impacting attendance, such as local conditions, natural disasters, contagious diseases, events, disturbances and terrorist activities; recall of food, toys and other retail products sold at our parks; accidents occurring at our parks or other parks in the industry and adverse publicity concerning our parks or other parks in the industry; availability of commercially reasonable insurance policies at reasonable rates; inability to achieve desired improvements and our aspirational financial performance goals; adverse weather conditions such as excess heat or cold, rain and storms; general financial and credit market conditions; economic conditions (including customer spending patterns); changes in public and consumer tastes; construction delays in capital improvements and ride downtime; competition with other theme parks, waterparks and entertainment alternatives; dependence on a seasonal workforce; unionization activities and labor disputes; laws and regulations affecting labor and employee benefit costs, including increases in state and federally mandated minimum wages, and healthcare reform; environmental laws and regulations; laws and regulations affecting corporate taxation; pending, threatened or future legal proceedings and the significant expenses associated with litigation; cybersecurity risks and other factors could cause actual results to differ materially from the company’s expectations. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such expectations will be realized and actual results could vary materially. Reference is made to a more complete discussion of forward-looking statements and applicable risks contained under the captions "Cautionary Note Regarding Forward-Looking Statements" and "Risk Factors" in our Annual and Quarterly Reports on Forms 10-K and 10-Q, and our other filings and submissions with the SEC, each of which are available free of charge on the company’s investor relations website at investors.sixflags.com and on the SEC’s website at www.sec.gov.